UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2008

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2544
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release dated September 30, 2008 as follows:

Cleveland-Cliffs Announces Convertibility of Preferred Stock

CLEVELAND─Sept. 30, 2008─Cleveland-Cliffs Inc (NYSE: CLF) today announced that the trading price condition for the conversion right of its 3.25 percent redeemable cumulative convertible perpetual preferred stock is satisfied and, as a result, the preferred stock may be surrendered for conversion at any time during the fiscal fourth quarter ending Dec. 31, 2008. Cliffs said it currently has only 205 convertible perpetual preferred shares outstanding.

The trading price condition was satisfied because the closing share price of Cleveland-Cliffs' common shares for at least 20 of the last 30 trading days of the fiscal 2008 third quarter exceeded 110 percent of the then applicable conversion price of the preferred stock. The satisfaction allows conversion of the preferred stock only during the fiscal 2008 fourth quarter. Conversion may continue after the fiscal 2008 fourth quarter if certain conditions set forth in Cleveland-Cliffs' amended articles of incorporation are satisfied.

The preferred stock was also convertible during each of the previous 15 fiscal quarters due to the satisfaction of the trading price condition during the applicable periods of the relevant preceding fiscal quarters.

The conversion rate is currently 133.0646 common shares per share of preferred stock. This equates to a conversion price of approximately $7.52 per common share, subject to adjustment in certain circumstances including payment of dividends on the common shares.

Beginning Jan. 20, 2009, Cliffs may redeem shares of the preferred stock by paying cash, its common shares valued at a discount of 2.5 percent from their market price or any combination thereof in an amount equal to the liquidation preference, plus any accumulated and unpaid dividends to the redemption date. Other conditions and terms can be found in the related prospectus dated July 22, 2004.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com or
www.cleveland-cliffs.com/Investors/Pages/default.aspx?b=1041&1=1

ABOUT CLEVELAND-CLIFFS
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 85% of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
srbaisden@cleveland-cliffs.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

September 30, 2008	By:	Traci L. Forrester

Name: Traci L. Forrester
Title: Assistant Secretary